FOR IMMEDIATE RELEASE	June 21, 2017
	Contact:	Susan M. Jordan
732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES THE ELECTION OF KEVIN S. MILLER, CHIEF FINANCIAL OFFICER TO THE BOARD OF
DIRECTORS AND THE CONCURRENT RETIREMENT OF ANNA T. CHEW FROM THE BOARD OF
DIRECTORS

FREEHOLD, NJ, June 21, 2017…………..Monmouth Real Estate Investment Corp. (NYSE:MNR) announced that on June 20, 2017, Ms. Anna T. Chew, who serves as Chief Financial Officer and Director of UMH Properties, Inc., retired from Monmouth’s Board of Directors. In order to fill the resulting vacancy, the Board of Directors elected Mr. Kevin S. Miller as a Class I Director for the remaining term of Class I expiring in 2019. This election has been accepted, effective June 20, 2017.

Mr. Kevin S. Miller, aged 47, is a Certified Public Accountant and is the Chief Financial Officer, Chief Accounting Officer and Treasurer of Monmouth Real Estate Investment Corp. Prior to joining Monmouth in 2012, Mr. Miller was an Assistant Controller and Assistant Vice-President of Forest City Ratner, a real estate developer, owner and operator of a wholly-owned subsidiary of a publicly-held company, Forest City Realty Trust, Inc.

Commenting on the announcement, Eugene W. Landy, Chairman of the Board of Monmouth, said, “On behalf of the Company, I’d like to thank Ms. Chew for her exemplary board service over the past 10 years. Ms. Chew has been invaluable as a Director and as our Company’s CFO from 1991 through 2010. Ms. Chew has always served Monmouth and our stockholders with the utmost integrity. Our REIT has been one of the most successful REITs in the industry, and we are grateful to Anna for having served so long and so well.”

“Mr. Miller has served as our Company’s CFO since 2012 and he has contributed greatly to our success. The Board of Directors recognizes Mr. Miller’s valuable financial and real estate experience. Mr. Miller’s extensive executive experience makes him an excellent addition to our Board and I congratulate him on his election.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 101 properties containing a total of approximately 16.9 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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